Exhibit 99.1

For more information contact:
Roger E. Gower, President/C.E.O.
(651) 697-4000
Michelle Sprunck, Investor Relations
(651) 697-4026

MCT REPORTS QUARTERLY OPERATING RESULTS

St. Paul, Minnesota. (August 6, 2003) — Micro Component Technology, Inc. (OTC Bulletin Board: MCTI) today reported results for its second quarter ended June 28, 2003.  Net sales for the quarter were $2.3 million, a decrease of 39.9% from the quarter ended June 29, 2002 and 6.0% above net sales of the prior quarter.  Net loss for the quarter ended June 28, 2003 was $1.5 million or $0.09 per share, versus a net loss of $1.8 million, or $0.13 per share in the prior year period.

MCT’s President, Chairman and Chief Executive Officer, Roger E. Gower, commented,  “We were gratified to see the continuing decline of our operating costs as expenses, exclusive of restructuring costs, have reduced approximately 44% in the past year. In addition, we are pleased to report that our transfer of manufacturing operations to Malaysia is now complete and further cost improvements will result from this action. The continued reduction in our operating costs, coupled with our recently announced $2.5 million secured line of credit and restructuring of our 10% Senior Convertible Debt Notes better positions us to remain competitive in these difficult market conditions.”

“Our customers continue to experience significant cost improvements through the use of our Tapestry® products. At the recent Semicon West Show, we introduced our new Tapestry® SC product that affords our customers a much lower cost of entry to strip product solutions together with significant throughput and space saving improvements. We continue to look forward to a market upturn and believe that our position in strip handling solutions provides us with a solid platform for revenue and earnings growth as the upturn occurs in the future,” concluded Gower.

MCT is a leading manufacturer of test handling and automation solutions satisfying the complete range of handling requirements of the global semiconductor industry.  MCT has recently introduced several new products under its Smart Solutions™ line of automation products, including Tapestry®, SmartMark™, and SmartSort™, designed to automate the back-end of the semiconductor manufacturing process.  MCT believes it has the largest installed IC test handler base of any manufacturer, with over 11,000 units worldwide.  MCT is headquartered in St. Paul, Minnesota, with its core manufacturing operation in Penang, Malaysia.  MCT is traded on the OTC Bulletin Board under the symbol MCTI.

For more information on the Company, visit its web site at http://www.mct.com

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that involve risks and uncertainties, including the timely development and acceptance of new products, the impact of competitive products and pricing, the impact on cash and results of operations from the continued downturn in the semiconductor capital equipment market, the need for additional financing, and the other factors detailed from time to time in the Company’s SEC reports, including but not limited to the discussion in the Risk Factors and Management’s Discussion  &  Analysis included in Form 10-K for the year ended December 31, 2002 and Form 10-Q for the quarter ended March 29, 2003.

MCT, Inc. (Second Quarter Year 2003)

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three months ended		Six months ended
	June 28, 2003	June 29, 2002	June 28, 2003	June 29, 2002

Net sales	$2,333	$3,879	$4,533	$7,342
Cost of sales	1,448	2,454	2,924	4,641
Gross profit	885	1,425	1,609	2,701
Gross margin	37.9%	36.7%	35.5%	36.8%

Selling, general and administrative	1,290	2,438	2,622	4,704
Research and development cost	601	1,049	1,334	2,355
Restructuring charge	246	(475)	266	(152)

Total operating expenses	2,137	3,012	4,222	6,907

Operating loss	(1,252)	(1,587)	(2,613)	(4,206)
Interest and other	(256)	(262)	(385)	(510)

Net loss	$(1,508)	$(1,849)	$(2,998)	$(4,716)

Net loss per share, basic and diluted	$(0.09)	$(0.13)	$(0.19)	$(0.33)

Weighted average shares outstanding:
Basic	17,319	14,115	16,105	14,096
Diluted	17,319	14,115	16,105	14,096

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	June 28, 2003	Dec. 31, 2002
Assets
Current assets
Cash and cash equivalents	$454	$1,560
Accounts receivable, net	2,758	786
Inventories, net	3,289	3,850
Other current assets	291	212
Total current assets	6,792	6,408

Property, plant and equipment, net	446	605

Debt issuance costs and other, net	647	740

Total assets	$7,885	$7,753

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$2,015	$1,010
Accrued liabilities	2,030	2,266
Bank line of credit	1,086	—
Deferred revenue in excess of costs incurred	366	48
Restructuring charges	50	194
Current portion long-term debt	9	29
Total current liabilities	$5,556	$3,547

10% senior subordinated convertible debt	10,000	10,000

Total stockholders’ deficit	(7,671)	(5,794)

Total liabilities and stockholders’ deficit	$7,885	$7,753